Exhibit 10.92
LOAN AGREEMENT
(TERRACE HOMES)

THIS LOAN AGREEMENT (this "Agreement") is made and entered into this ________ day of December, 2005, by and between ARC BRANDYWINE, L.P., a Delaware limited partnership (hereinafter called “Borrower”), and GUARANTY BANK, a federal savings bank (hereinafter called “Lender”).

W I T N E S S E T H:

WHEREAS, Lender has agreed to make a Loan (as hereinafter defined) to Borrower; and

WHEREAS, Borrower and Lender wish to enter into this Agreement in order to set forth the terms and conditions of the disbursement of the Loan;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1.        Defined Terms. As used in this Agreement, the following terms shall have the meanings shown:

(a)          “Architect”. Richard L. Miller.

(b)          “Architect's Consent, Agreement and Certification”. The Architect's Consent, Agreement and Certification as provided for herein and in the form approved by Lender.

(c)          “Assignment of Leases and Rents”. The Assignment of Leases and Rents of even date herewith from Borrower to Lender covering certain leases described therein, providing a source of future payment of the Note.

(d)          “Borrower's Equity”. Funds in the amount of $2,256,915 obtained by Borrower from equity contributions or other sources approved by Lender and which are to be applied to the payment of Project Costs.

(e)          “Certificate of Non Foreign Status”. A certificate by Borrower as required by Section 1445 of the Internal Revenue Code of 1986.

(f)          “Collateral Assignment of Contracts and Plans and Other Agreements Affecting Real Estate”. The Collateral Assignment of Contracts and Plans and Other Agreements Affecting Real Estate as provided for herein and in the form approved by Lender.

(g)          “Commencement Date”. Construction shall begin within seventy-five (75) days from the date hereof.

(h)          “Completion Date”. March 1, 2007.

(i)          “Continuing Care Agreement”. Agreement by and between a resident and any Property Related Person executed upon resident’s purchase of a residential unit on the CCRC Property which provides for personal care services at the CCRC Property.

(j)          “Construction Contract”. An agreement providing for the furnishing of labor and/or materials to be used in the construction and/or installation of the Improvements, including all additions, changes and other amendments thereto.

(k)          “Construction Schedule”. As defined in subsection 4.1(h).

(l)          “Contractor”. Any contractor who, with the prior written approval of Lender, enter into a Construction Contract with Borrower.

(m)          “Contractor's Consent, Agreement and Certification”. The Contractor's Consent, Agreement and Certification as provided for herein and in the form approved by Lender.

(n)          “Disbursal Schedule”. The schedule of estimated disbursements of the proceeds of the Loan agreed upon in writing by Lender and Borrower or as modified from time to time upon written approval from Lender.

(o)          “Engineer”. One or more engineers engaged with respect to the Property.

(p)          “Environmental Indemnity Agreement”. An Environmental Indemnity Agreement of even date herewith executed by Borrower in favor of Lender.

(q)          “Entrance Fee”. The term "Entrance Fee" shall include any deposits made in connection with the execution by a resident of a Purchase Agreement, any increases thereof and any promissory notes accepted in lieu thereof.

(s)          “Forecast”. As defined in subsection 4.1(d).

(t)          “Governmental Authority”. The United States, the state, the county and the city or any other political subdivision in which the CCRC Property is located, and any other political subdivision, agency or instrumentality having jurisdiction over the CCRC Property or any of the Property Related Persons.

(u)          “Governmental Requirements”. All laws, ordinances, statutes, codes, rules, regulations, orders and decrees of any Governmental Authority applicable to any of the Property Related Persons or the CCRC Property.

(v)          “Guarantor”. American Retirement Corporation, a Tennessee corporation.

(w)          “Guaranty”. The Guaranty and Suretyship Agreement of even date herewith made by Guarantor with respect to all of all obligations of the Borrower contained in the Loan Documents.

(x)          “Improvements”. 28 independent living units comprised of two 3-level buildings with garages on the ground level and apartments on the 2nd and 3rd levels to be constructed on the Land.

(y)          “Initial Advance”. The first amount of the Loan funded by the Lender to the Borrower.

(z)          “Inspecting Architect”. The representative of Lender designated to inspect the construction of the Improvements on behalf of Lender.

(aa)        “Land”. The real property described in Exhibit A attached hereto and made a part hereof.

(bb)        “Loan”. The $9,419,164 loan made this date by Lender to Borrower and evidenced by the Note.

(cc)        “Loan Documents”. This Agreement and all other instruments evidencing, securing or related to the Loan.

(dd)        “Mortgagee Title Policy”. As defined in the Security Instrument.

(ff)        “Note”. The $9,419,164 promissory note dated as of the date hereof from Borrower to Lender.

(gg)        “Plans and Specifications”. Plans and specifications prepared or to be prepared by the Architect and the Engineer for the construction of the Core Improvements listed in the Collateral Assignment of Contracts and Plans and Other Agreements Affecting Real Estate, including all additions, changes and other amendments thereto.

(hh)       “Project Budget”. As defined in subsection 4.1(a) and as attached hereto as Exhibit B.

(ii)        “Project Costs”. As defined in subsection 4.1(a).

(jj)        “Project Revenues”. As defined in subsection 4.1(a).

(kk)        “Property”. The Land and the Improvements.

(ll)         “Purchase Agreement”. Agreement entered into by any resident and any Property Related Person whereby resident agrees to purchase from the Property Related Person a life-estate in a residential unit located on the CCRC Property.

(mm)        “Repurchase Agreement”. Agreement entered into by and between any resident and any Property Related Person whereby resident or resident’s authorized agent is required to convey resident’s life-estate interest in the unit to the Property Related Person upon becoming a permanent resident of the healthcare facility or when the Continuing-Care Agreement is terminated.

(nn)        “Security Instrument”. That certain Open-End Mortgage, Security Agreement and Fixture Filing dated as of the date hereof made by Borrower for the benefit of Lender.

(oo)        “Site Plan”. The site plan for the Improvements attached as Exhibit E and made a part hereof.

(pp)        “Title Company”. Land Services USA, Inc.

Additional definitions are set forth in Exhibit C - Healthcare Rider to this Agreement.

ARTICLE II.

THE LOAN

2.1.        The Loan. Subject to and upon the terms, conditions and limitations contained in this Agreement and relying on the representations and warranties contained in this Agreement and the other Loan Documents, Lender agrees to lend, and Borrower agrees to borrow and take down, the Loan, to be evidenced by the Note. All proceeds of the Loan shall be advanced against the Note as provided in Article VII hereof and shall be used by Borrower to pay for Project Costs as contained in the Project Budget. The principal amount actually owing on the Note from time to time shall be the aggregate of all advances theretofore made by the Lender against the Note less all payments theretofore made on the principal of the Note.

2.2.        Security for the Loan. The Loan, as evidenced by the Note, shall be secured, inter alia, by the Security Instrument, the Assignment of Leases and Rents, the Collateral Assignment of Contracts and Plans and Other Agreements Affecting Real Estate, the Environmental Indemnity Agreement, the Pledge Agreement and the Security Agreement and shall be guaranteed by the Guaranty.

2.3.        Schedule of Disbursements. Disbursement of the proceeds of the Loan is to be made by Lender to Borrower in accordance with the Disbursal Schedule and the Project Budget.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BORROWER

3.1.        Representations, Warranties and Covenants of Borrower. Borrower hereby represents, warrants and covenants to Lender that:

(a)         No Consents Necessary. No consent of any other party, and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of the transactions contemplated by this Agreement or the Loan Documents.

(b)         Availability of Utilities. All utility and municipal services necessary for the proper operation of the Improvements for their intended purpose are available at the Property, including water supply, storm and sanitary sewer facilities, gas or electricity and telephone facilities, or will be available at the Property when constructed or installed as part of the Improvements, and written permission has been or will be obtained from the applicable utility companies or municipalities to connect the Improvements into each of said services, and Borrower will supply evidence thereof satisfactory to Lender. All of such utility and municipal services will, to Borrower's knowledge, comply with all applicable Governmental Requirements.

(c)         Roads. All roads necessary for the full utilization of the Improvements for their intended purposes have been or will be completed in connection with the completion of the Improvements and the necessary rights-of-way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to the public use and accepted by such Governmental Authority and all necessary steps have been taken by Borrower and any such Governmental Authority to assure the complete construction and installation thereof.

(d)         Building Permits. All zoning, utility, building, health and operating permits (if any) required for the construction and operation of the Improvements either have been obtained or will be obtained prior to commencement of construction of the Improvements and copies of same will be delivered to Lender.

(e)         Condition of Property. The Property is not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(f)         Construction Contract. Except for the contracts described in Schedule II of the Collateral Assignment of Contracts and Plans and Other Agreements Affecting Real Estate, Borrower has not entered into any contracts or agreements with third parties (either written or oral) providing for the furnishing of labor or materials to be used in the construction or installation of the Improvements and will enter into no such contracts or agreements, except in such form and upon such terms as shall be approved in writing by Lender.

(g)         No Prior Work. No work or construction has been commenced on the Land and no materials have been delivered to the Land which could, in either case, result in the imposition of a mechanic's or materialmen's lien on the Property prior to or on parity with the lien and security interest created by the Security Instrument.

(h)         Sufficiency of Funds. Sufficient funds are available to Borrower in addition to proceeds of the Note and Borrower's Equity to pay all Project Costs. Upon request of Lender, Borrower will demonstrate to Lender that such funds are available.

(i)         Executive Order 13224. Borrower and all persons or entities holding any legal or beneficial interest whatsoever in Borrower are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to or otherwise associated with, any of the persons or entities referred to or described in Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended).

ARTICLE IV.

COVENANTS OF BORROWER

4.1.        Covenants of Borrower  Borrower hereby covenants and agrees with Lender as follows:

(a)         Project Budget and Application of Loan Proceeds. The Project Budget includes all Project Costs (as hereinafter defined) contemplated to be paid from disbursements of the Loan, including categories for contingencies and the sources of funds, that is, proceeds of the Loan, Project Revenues (as hereinafter defined) and Borrower's Equity. The Project Budget shall be promptly supplemented to include a forecast (hereinafter called the “Forecast”) of the timing of the sources and uses of funds through the maturity date of the Loan. The Project Budget specifies the interest rate projections and leasing assumptions used to determine the Project Costs. “Project Costs” shall mean all costs incurred in connection with the acquisition of the Land and the construction, leasing and operation of the Improvements until maturity of the Loan, including without limitation interest expense. “Project Revenues” shall mean all receipts and revenues generated by or in connection with the Property, including without limitation rents, interest income, insurance proceeds, condemnation awards and payments received from interest rate hedging or similar agreements. Borrower agrees to give Lender prompt written notice of any changes made in the Project Costs or the Forecast so that the Project Budget accurately and realistically represents the sources and uses of funds for the Property. In addition, Lender may notify Borrower that, in Lender's reasonable judgment, changes need to be made in the Project Budget. If, after consultation and consideration of the view of Borrower and supporting documentation, Borrower and Lender do not agree as to what modifications need to be made in the Project Budget, the reasonable determination of Lender shall govern. Lender shall confirm to Borrower the most current approved Project Budget. Borrower shall use the proceeds of the Loan solely for the purpose of paying for the Project Costs as set forth in the Project Budget and shall in no event use any of the Loan proceeds for any other purpose.

(b)         Construction Documents. Borrower shall deliver to Lender a copy of the Construction Contract executed by Borrower and the Contractor, a copy of any contract executed by Borrower and the Architect and the Engineer and executed copies of any other contracts by Borrower with architects and engineers. Borrower shall furnish Lender with a complete list of all persons, firms or entities which the Contractor proposes to engage to furnish labor and/or materials in constructing the Improvements and, upon written request of Lender, will furnish Lender with true copies of all written agreements (including contracts, subcontracts and purchase orders) therefor and the terms of all verbal agreements therefor. All such contracts shall be in form and content satisfactory to Lender. If, in the sole judgment of Lender, such contracts and subcontracts do not cover all of the work necessary for completion of construction of the Improvements (exclusive of Tenant Improvements), including the installation of such fixtures and equipment as are required for the operation of the Improvements and including all work required by any leases then in effect or to make any portion of the Improvements rentable (whether to be done and paid for by Borrower or by lessees under leases), Borrower shall cause to be furnished firm bids from responsible parties, or estimates and other information satisfactory to Lender, for the work not so covered, to enable Lender to ascertain the total estimated cost of all work done and to be done. The Construction Contract together with all other contracts, subcontracts, lists, agreements and terms of verbal agreements described in this subparagraph shall herein be called the “Construction Documents”.

(c)         Construction Contract. Borrower shall (i) permit no default under the terms of the Construction Contract, (ii) waive none of the obligations of the Contractor thereunder, (iii) do no act which would relieve Contractor from its obligations to construct the Improvements according to the Plans and Specifications, and (iv) make no amendments to, or change orders with respect to, the Construction Contract or any other Construction Document, without the prior written consent of Lender, except as permitted in Section 5.3 hereof.

(d)         Construction Schedule. Borrower shall furnish to Lender a schedule (herein called the “Construction Schedule”) showing the timing of construction of the Improvements with a breakdown by trade.

(e)         Commencement and Completion of Construction. Borrower shall not cause or permit the commencement of construction of the Improvements or delivery of materials to the Land until after recording of the Security Instrument with the county clerk of the county where the Land is located and after obtaining all permits and approvals from Governmental Authorities. Borrower shall commence construction of the Improvements no later than the Commencement Date and shall diligently pursue said construction to completion, and shall supply such moneys required in excess of the Loan and Borrower's Equity and perform such duties as may be necessary to complete the construction of the Improvements pursuant to and in conformity with the Plans and Specifications and in accordance with good building practice and in full compliance with all terms and conditions of the Loan Documents, all of which shall be accomplished on or before the Completion Date, and without liens, claims or assessments (actual or contingent) asserted against the Property for any material, labor or other items furnished in connection therewith, and all in full compliance with all Governmental Requirements. Borrower will provide to Lender upon request therefor evidence of satisfactory compliance with all of the foregoing.

(f)         Evidence Regarding Commencement of Construction. Borrower shall furnish Lender with evidence required by Lender, which may include but may not be limited to photographic evidence and/or an affidavit executed by the Inspecting Architect or by such other person as may be approved by Lender, that at the time and immediately after the recordation of the Security Instrument there was no commencement of construction of improvements (as that term is defined under laws applicable to the Property on the Land or delivery of materials to the Land, including without limitation the demolition or removal of any preexisting improvement, site work, clearing, grading, the drilling of test holes, the excavation for or the laying of the foundation of any building or structure and the delivery of any lumber or other building materials, equipment, tools or fuel, whether or not intended to be incorporated in the construction of improvements.

(g)         Right of Lender to Inspect Property. During normal business hours and upon reasonable notice, Borrower shall permit Lender and its representatives and agents, including the Inspecting Architect, to enter upon the Property and to inspect the Improvements and all materials to be used in the construction thereof and all books, records, contracts, statements, invoices, bills, plans and specifications, shop drawings, appraisals, title and other insurance, reports, lien waivers and all other instruments and documents of any kind relating to the construction, leasing and operation of the Improvements; shall cooperate and cause Architect, Engineer and Contractor to cooperate with Lender and its representatives and agents during such inspections and shall maintain all of the foregoing for said inspections; shall permit the photographing of any portions of the Property or any materials thereon; and shall, if requested by Lender or its representatives or agents, move, remove or uncover such materials or portions of the Improvements as shall be reasonably necessary to fully and completely inspect the Property; provided, however, that this provision shall not be deemed to impose upon Lender any duty or obligation whatsoever to undertake such inspections, to correct any defects in the Improvements or to notify any person with respect thereto.

(h)         Correction of Defects. Borrower shall promptly correct any material structural defect in the Improvements or any material departure from the Plans and Specifications not previously approved by Lender and any violation of any requirement of any Governmental Authority. The advance of any Loan proceeds shall not constitute a waiver of Lender's right to require compliance with this covenant.

(i)         Off-Site Work. To the extent required by the Plans and Specifications, Borrower shall promptly commence and complete any and all off-site improvements (including public streets, walks and like areas adjoining the Improvements) as and if required and provide any and all utilities and other facilities required, all in accordance with the requirements of all Governmental Authorities having jurisdiction thereof. Unless otherwise provided for, such off-site improvements shall be deemed part of the work of construction of the Improvements. Borrower expressly agrees to indemnify Lender and to hold it harmless against any claim of surety furnishing bond for such work to the Governmental Authorities having jurisdiction, whether such claims be founded upon existing or future liability, and whether such liability be expressed or implied.

(j)         Storage of Materials. Borrower shall cause all materials supplied for or intended to be utilized in the construction of the Improvements but not affixed to or incorporated into the Property to be stored on the Property or at such other location as may be approved by Lender in writing, with adequate safeguards to prevent loss, theft, damage or commingling with other materials not intended to be utilized in the construction of the Improvements.

(k)         Vouchers. Borrower shall deliver to Lender, on written demand, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles incorporated in the Improvements or otherwise subject to the lien of the Security Instrument.

(l)         Encroachments. Borrower agrees that (i) the Improvements shall be constructed entirely on the Land; (ii) until the Loan is discharged, no conveyances of any portion of or interest in the Property will be made by Borrower which will cause any encroachment above, on, or under the surface of the Property; (iii) such construction will not encroach upon or overhang any easement or right-of-way upon the land of others; (iv) the Improvements when erected shall be wholly within applicable building restriction lines however established; and (v) upon written request Borrower will, from time to time, furnish satisfactory evidence of the foregoing.

(m)         Liens. Borrower will not install nor otherwise incorporate in the Improvements any materials, equipment or fixtures under any conditional sales agreements or security agreement whereby the right is reserved or accrued to anyone to remove or repossess any such items. Borrower will not cause or permit any lien or claim for lien for any labor and/or material to be filed or to become valid or effective against the Property; provided, however, that the existence of any unperfected and unrecorded mechanic's lien shall not constitute a violation of this subsection if payment is not yet due for the work giving rise to the lien. Notwithstanding the foregoing, Borrower may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted mechanic's or materialmen's lien in accordance with the provisions set forth in the Security Instrument; provided, however, that in any event each such contest shall be concluded and the lien, interest and costs shall be paid, bonded around or otherwise removed upon completion of construction of the Improvements.

(n)         Cooperation with Inspecting Architect. Borrower shall cooperate with the Inspecting Architect and will cause the Architect, the Engineer, the Contractor and the employees of each of them to cooperate with the Inspecting Architect and, upon request, will furnish the Inspecting Architect whatever he may consider necessary or useful in connection with the performance of his duties including but not limited to permits, subcontracts, purchase orders, lien waivers and other documents relating to the construction of the Improvements. Borrower acknowledges that the duties of the Inspecting Architect run solely to Lender and that the Inspecting Architect shall have no obligations or responsibilities whatsoever to Borrower, the Architect, the Engineer, the Contractor or to any of their respective agents or employees.

(o)         Sign Regarding Construction Financing. Borrower shall include on any sign erected by Borrower at or near the Property setting forth the names of the Contractor and/or any subcontractors of the construction of the Improvements a statement in conspicuous lettering that construction financing is being provided by Lender, all to the reasonable satisfaction of Lender. If such sign is not erected, Borrower shall, upon request by and at the expense of Lender, erect and maintain on a suitable site on the Property a sign indicating that construction financing is being provided by Lender, all to the reasonable satisfaction of Lender.

(p)         Appraisal. Borrower shall submit from time to time, within thirty (30) days following written request of Lender, which request may not be made earlier than one (1) year after the date of the Appraisal furnished in connection with the making of the Loan and not more often than annually thereafter (unless required by a governmental agency having jurisdiction over Lender), an MAI appraisal of the Property and the proposed Improvements by a licensed appraiser satisfactory to Lender, such appraisal to be in form satisfactory to Lender. In lieu of obtaining an appraisal from Borrower hereunder, but subject to the limitation set forth in the previous sentence, Lender may itself obtain the appraisal and Borrower shall pay the reasonable cost thereof to Lender within thirty (30) days following written request of Lender.

(q)         Cooperation Regarding Financial Condition. Borrower shall cooperate with Lender and its representatives to the end that Lender shall be fully apprised regarding the continuing financial condition of Borrower and, upon request of Lender or any of its representatives, will furnish Lender or such representatives such documents, instruments, financial statements or other information considered necessary or useful by Lender or its representatives in connection with the review and understanding of the financial condition of Borrower as it may exist from time to time. Borrower shall maintain such documents, instruments and financial statements which relate to its financial condition.

(r)         Additional Expenditures by Lender. Borrower agrees that all sums paid or expended by Lender under the terms of this Agreement in excess of the amount of the Loan shall be considered to be an additional loan to Borrower and the repayment thereof, together with interest thereon at the Default Rate, shall be secured by the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand, and Borrower agrees to pay such sum upon demand. Nothing contained herein, however, shall obligate Lender to make such advances.

(s)         Indemnity of Lender. Borrower shall indemnify and hold harmless Lender (for purposes of this subsection, the term “Lender” shall include the directors, officers, employees and agents of Lender and any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with Lender) from and against, and reimburse them for, all claims, demands, liabilities, losses, damages, causes of action, judgments, penalties, costs and expenses (including, without limitation, reasonable attorney's fees) which may be imposed upon, asserted against or incurred or paid by them by reason of, on account of or in connection with any bodily injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever or asserted against them on account of any act performed or omitted to be performed hereunder or on account of any transaction arising out of or in any way connected with the Property or with this Agreement or any other Loan Document. WITHOUT LIMITATION, IT IS THE INTENTION OF BORROWER AND BORROWER AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY OR ANY STRICT LIABILITY. HOWEVER, SUCH INDEMNITIES SHALL NOT APPLY TO ANY INDEMNIFIED PARTY TO THE EXTENT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. The foregoing indemnities shall survive the termination of this Agreement, the foreclosure of the Security Instrument or conveyance in lieu of foreclosure and the repayment of the Loan and the discharge and release of the Loan Documents. Any amount to be paid hereunder shall be subject to and governed by the provisions of Section 4.2 hereof.

(t)         Expenses and Approval of Documents. Borrower shall pay all costs of closing the Loan and all expenses of Lender with respect thereto, including but not limited to, reasonable legal fees (including legal fees incurred by Lender subsequent to the closing of the Loan but incurred in connection with the disbursement, administration, collection or transfer of the Loan), title insurance premiums and other charges of the title company issuing the Mortgagee Title Policy, appraisal fees, consulting architect fees, consulting inspection fees, advances, recording expenses, surveys, intangible taxes, expenses of foreclosure (including reasonable attorneys' fees) and similar items, and shall allow all closing papers, Loan Documents and other legal matters to be subject to the approval of Lender's attorneys.

(u)         Additional Documents. Borrower shall:

(i)         Regarding Construction- furnish to Lender all instruments, documents, initial surveys, footing or foundation surveys after installation of all foundations, certificates, plans and specifications, appraisals, title and other insurance, reports and agreements and each and every other document and instrument required to be furnished by the terms of the Loan Documents, all at Borrower's expense;

(ii)         Regarding Preservation of Security- sign and deliver to Lender such documents, instruments, assignments and other writings, and to do such other acts necessary or desirable, to preserve and protect the collateral at any time securing or intended to secure the Note, as Lender may require;

(iii)         Regarding this Agreement- do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement as Lender shall reasonably require from time to time; and

(iv)         Regarding Permits and Approvals- furnish to Lender evidence satisfactory to Lender (x) that the Plans and Specifications and construction pursuant thereto and the use of the Property contemplated thereby comply with all applicable utility requirements, restrictive covenants, Governmental Requirements and all standards and regulations of appropriate supervising boards of fire underwriters and similar agencies, (y) that the engineering specifications contained in the Plans and Specifications are within applicable environmental standards, and (z) all permits and approvals issued by applicable Governmental Authorities pursuant to Governmental Requirements, approving the Plans and Specifications and the commencement of construction of the Improvements.

(v)         Executive Order 13224. Neither Borrower, nor any person or entity holding any legal or beneficial interest whatsoever in Borrower, shall hereafter be included in, owned by, or controlled by, or act for or on behalf of, or provide assistance, support, sponsorship, or services of any kind to or otherwise associated with, any of the persons or entities referred to or described in Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended).

(w)         Authorization to Transact Business. Within ninety (90) days from the date hereof, Borrower shall provide Lender satisfactory evidence that the Borrower is authorized to transact business in the commonwealth of Pennsylvania.

4.2.        Failure to Perform. If Borrower fails to perform any act or to take any action or to pay any amount provided to be paid by it under the provisions of any of the covenants and agreements contained in this Agreement, Lender may but shall not be obligated to perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred by Lender and any money so paid by Lender shall be an advance against the Note and shall bear interest from the date of making such payment until paid at the Default Rate and shall be secured by the Security Instrument and the other Loan Documents, and Lender upon making any such payment shall be subrogated to all rights of the person, corporation or body politic receiving such payment.

ARTICLE V.

PLANS AND SPECIFICATIONS

5.1.        Plans and Specifications. Borrower has furnished (or will furnish when finalized) Lender the Plans and Specifications for construction of the Improvements, including the engineering plans, complete architectural plans, specifications and work drawings, projected costs and related information, site plans, proposed plat dedications and proposed development restrictions and conditions and all requisite building permits authorizing construction of the Improvements. Borrower has also furnished Lender with a detailed listing of the Plans and Specifications. The Plans and Specifications and the Improvements constructed pursuant thereto will comply with all applicable restrictive covenants and Governmental Requirements and all standards and regulations of appropriate supervising boards of fire underwriters and similar agencies (and the engineering specifications contained in the Plans and Specifications shall be within applicable environmental standards). The Plans and Specifications as approved will not be modified or supplemented in any respect without the prior written approval of Lender except as permitted under Section 5.3 hereof.

5.2.        Supplemental Data. Borrower shall submit to Lender a statement of the projected cost of constructing the Improvements, including a description of all contracts let or to be let by Borrower for the design, engineering, construction and equipping of the Improvements, setting forth the name or names of the contractor or contractors, the date of the contracts and of any supplements or amendments thereto, the scope of the work covered thereby, and the aggregate amounts payable to the contractors thereunder, and further stating whether said contract or contracts embrace all of the work required to be done and all of the material necessary for completion of construction, and, if not, setting forth sufficient information to enable Lender to determine the estimated cost of any work or materials not so covered.

5.3.        Changes in Plans. All requests for approval of changes in the Plans and Specifications or any other Construction Document must be in writing, signed by Borrower, and shall be conditioned upon acceptance by Lender, which acceptance shall be subject to such conditions and qualifications as Lender in its sole and absolute discretion may reasonably prescribe. Notwithstanding the foregoing, Lender's approval shall not be required if all of the following conditions are satisfied:

(a)         Said changes do not have a material effect on the structural portions or the exterior appearance of the Improvements or the architectural design concept thereof;

(b)         None of said changes increases the cost of construction by more than $100,000;

(c)         The aggregate of all of said changes does not increase the cost of construction by more than $300,000; and

(d)         At the end of each month Borrower submits to Lender copies of all change orders effecting said changes made in such month.

ARTICLE VI.

LOAN FUNDING

6.1.        Loan Funding. The Initial Advance shall be in such amount agreed to by Borrower and Lender and shall take place in the offices of Lender or at such other place as Lender may designate.

6.2.        Conditions Precedent to Loan Funding. Except as otherwise provided herein, the following shall be conditions precedent to Lender's obligations to make the Initial Advance under the Loan and any other funding or disbursal of the Loan:

(a)         Representations and Warranties. On the date of disbursal of the Loan (hereinafter called the “Loan Funding Date”), all of Borrower's representations and warranties contained herein or in any other Loan Document shall be true and correct in all material respects.

(b)        Covenants and Agreements. On the Loan Funding Date, Borrower shall have performed each covenant and agreement to be performed by Borrower on or before the Loan Funding Date pursuant to this Agreement, any other Loan Document within the time specified.

(c)         Other Conditions. The conditions to each disbursement described in Section 7.2 hereof shall be satisfied.

(d)         Due Execution and Recording of Loan Documents. Borrower shall have delivered to Lender evidence, in form satisfactory to Lender, that the Loan Documents have each been duly executed and constitute valid, binding documents, enforceable in accordance with their respective terms and have been filed or recorded, as appropriate, in all proper offices.

(e)         Mortgagee Title Policy. Borrower shall have furnished Lender with the Mortgagee Title Policy.

(f)         Insurance. Borrower shall have obtained the insurance and delivered the policies and certificates to Lender as required by subsection 2.4 of the Security Instrument.

(g)         Project Budget. Lender shall have approved the Project Budget and all changes thereto.

(h)         Final Plans and Specifications. Lender shall have approved the final Plans and Specifications.

(i)         Construction Contract and Other Construction Documents. Except for the Initial Advance, Lender shall have approved the Construction Contract and all other Construction Documents and all changes to any thereof.

(j)         Construction Schedule. Except for the Initial Advance, Lender shall have approved the Construction Schedule and all changes thereto.

(k)         Commencement of Construction. Except for the Initial Advance, Lender shall have received such evidence regarding commencement of construction as is required by Lender.

(l)         Contractor's Consent, Agreement and Certification. Except for the Initial Advance, Borrower shall have furnished Lender with the executed Contractor's Consent, Agreement and Certification.

(m)         Architect's Consent, Agreement and Certification. Borrower shall have furnished Lender with the executed Architect's Consent, Agreement and Certification.

(n)         Intentionally Omitted.

(o)         Appraisal. Subject to Section 4.1(p) above, Borrower shall have furnished Lender or paid Lender's cost of acquiring an MAI appraisal of the Property and the proposed Improvements by a licensed appraiser satisfactory to Lender, such appraisal to be in the form and amount satisfactory to Lender.

(p)         Survey. Borrower shall have furnished to Lender a certified plat of survey of the Property made by a licensed surveyor or civil engineer satisfactory to Lender meeting the requirements contained in the Pre-Closing Document List furnished Borrower by Lender.

(q)         Zoning and Compliance With Laws. Borrower shall have delivered to Lender evidence, in form satisfactory to Lender, that the Property are zoned for the use for which the proposed Improvements are designed and are otherwise in compliance with all applicable Governmental Requirements, including, if applicable, all provisions of environmental statutes.

(r)         Utilities. Borrower shall have furnished Lender with evidence satisfactory to Lender that all utilities services (including such utilities as are necessary to secure a certificate of occupancy or equivalent) will in a timely manner be supplied to the Property upon completion of construction, including commitment letters from the agencies or entities supplying such services.

(s)         Permits. Borrower shall have furnished Lender (A) copies of the building permits and any other permits, licenses or certificates which are required in connection with construction of the Improvements in accordance with the Plans and Specifications, issued by the appropriate Governmental Authorities with jurisdiction over the Property, and (B) a certificate by Borrower that no proceedings of any kind are pending or threatened by any person, firm, corporation or public agency with respect to the revocation or suspension of any permits, licenses or certificates.

(t)         Soils Report. Borrower shall have furnished Lender a soils report, prepared by a licensed soil engineer, showing that the condition of the soil of the land is adequate to support the Improvements which soils report shall have been approved by Lender.

(u)         Management Agreement. Lender shall have received and approved the Management Agreement. All modifications and amendments to the Management Agreement or any termination of the Management Agreement must be approved by Lender; provided, however, so long as no Event of Default exists, Borrower may extend the term of the Management Agreement without Lender’s consent.

(v)         Subordination of Management Agreement. Borrower shall have furnished Lender with the executed Subordination of Management Agreement.

(w)         Tax Service. If required by Lender, Borrower shall have furnished Lender a real estate tax reporting service contract in form satisfactory to Lender by which Lender shall receive periodic notices of all taxes, assessments and bonds encumbering the Property.

(x)         Other Documents. Borrower shall have delivered to Lender such other documents and certificates as Lender or Lender's counsel may reasonably request.

(y)         Commitment Fee. Borrower shall have paid to Lender the loan commitment fee in the sum of $94,191.

(z)         Borrower's Equity. Except for the Initial Advance, Borrower shall have applied Borrower's Equity to pay certain Project Costs included in the Project Budget approved by Lender, and Borrower shall have furnished Lender with a schedule showing the payment of such funds for Project Costs and evidence of such payment.

ARTICLE VII.

METHOD AND CONDITIONS OF DISBURSEMENTS
OF LOAN PROCEEDS

7.1.        Disbursement Procedure. Disbursement of the proceeds of the Loan shall be made by Lender to Borrower in accordance with the following procedure:

(a)         Certificate for Payment. At such time as Borrower shall desire to obtain, subject to the requirements contained herein, a disbursement of any portion of the Loan proceeds, Borrower shall complete, execute and deliver to Lender a request for an advance in the form of the Certificate for Payment approved by the Lender (Lender hereby approving AIA Form G-702).

(b)         Evidence of Progress of Construction. Each Certificate for Payment shall, upon the request of Lender, be accompanied by evidence in form and content satisfactory to Lender, including but not limited to certificates and affidavits of Borrower, Architect and/or Contractor or such other person as Lender may require, showing:

(i)         The value of that portion of the Improvements completed at that time;

(ii)         That all outstanding claims for labor, materials and fixtures have been paid or will be paid from the proceeds of such disbursement;

(iii)         That there are no liens outstanding against the Property, except for Lender's lien and security interest evidenced by the Security Instrument, other than inchoate liens for property taxes not yet due;

(iv)         That Borrower has complied with all of Borrower's obligations, as of the date thereof, under the Loan Documents;

(v)         That all construction prior to the date of the request for an advance has been performed and completed in accordance with the Plans and Specifications;

(vi)        That all funds previously disbursed by Lender have been applied directly to the payment of Project Costs, as set forth in the Project Budget or otherwise as Lender shall have approved in writing;

(vii)        That all change orders in any amount whatsoever shall have been approved in writing by Lender, and, if required by Lender, by any surety and any Guarantor, except as provided in Section 5.3;

(viii)        In reasonable detail but only if applicable, all tangible personal property installed in or appurtenant to the Improvements, but not considered to be fixtures, and the value thereof;

(ix)         That the amount of undisbursed Loan proceeds is sufficient to pay the cost of completing the Improvements in accordance with the Plans and Specifications;

(x)         That the location of the Improvements will not encroach upon any adjoining properties or interfere with any easement;

(xi)         That all of Borrower's representations and warranties contained herein or in any other Loan Document remain true and correct in all material respects as of the date of such advance;

(xii)         That Borrower has performed each covenant and agreement to be performed by Borrower pursuant to this Agreement or any other Loan Document within the time specified;

(xiii)        That, if payments are to be made on account of materials or equipment not incorporated in the work but delivered and suitably stored on the Property, or at some other location agreed upon in writing, such payments shall be conditioned upon submission to Lender by Borrower of bills of sale or such other procedures satisfactory to Lender to establish Borrower's title to, and Lender's lien upon, such materials or equipment or otherwise protect Lender's interest; and

(xiv)         That neither the Property nor the Improvements are the subject of any litigation which adversely affects or could adversely affect the title thereof and/or the validity or priority of the Security Instrument or the right of the Borrower to construct the Improvements;

and shall be accompanied by copies of all bills or statements for expenses for which the advance is requested.

(c)         Certificate of Inspecting Architect. Each Certificate for Payment shall be accompanied by written certification from Lender's Inspecting Architect or inspection engineer indicating the status of construction, compliance with the Plans and Specifications, and approval of the disbursement request. Borrower shall pay all reasonable fees and expenses of such architect or engineer for monthly inspections, or more frequently if such inspections result from more frequent disbursement requests from Borrower.

(d)         Continuation of Title Insurance Coverage. Each Certificate for Payment shall, at the request of Lender, be accompanied by a satisfactory down date endorsement to the previously delivered Mortgagee Title Policy which endorsement shall (i) extend the effective date of the Mortgagee Title Policy to the date of advancement and show that since the effective date of said Policy (or the effective date of the last such endorsement, if any) there has been no change in the status of the title to the Property and no new encumbrance thereon and (ii) state the amount of coverage then existing under the Mortgagee Title Policy which shall be the total of all disbursements of the Loan including the disbursement which is made concurrently with the down date endorsement.

7.2.        Conditions to Each Disbursement. At no time and in no event shall Lender be obligated to disburse funds:

(a)         In excess of the amount recommended by the Lender's Inspecting Architect;

(b)         If any Event of Default shall have occurred;

(c)         If Lender in its reasonable discretion is not satisfied that the construction of the Improvements will be completed on or before the date specified herein;

(d)         If the Loan is not “in balance” as provided in Section 7.3 following; or

(e)         If the Property shall have been damaged by fire or other casualty and Lender shall not have received insurance proceeds sufficient in the sole judgment of Lender to effect the restoration of the Improvements in accordance with Plans and Specifications and to permit the completion of the Improvements on or before the Completion Date set forth herein.

7.3.        Balancing of Loan and Borrower's Deposit.

(a)         The Loan shall be deemed to be “in balance” only at such time as Borrower has paid a sufficient amount of Project Costs from its own funds so that the undisbursed portion of the Loan, together with projected Project Revenues as set forth in the Project Budget, are sufficient to pay all Project Costs until maturity of the Loan. In determining whether the Loan is in balance, Lender shall determine, among other things, whether the amounts allocated for each category of Project Costs in the Project Budget are sufficient and whether the timing of receipts and expenditures set forth in the Forecast are realistic and achievable.

(b)         Within ten (10) days after written notice from Lender to Borrower that the Loan is not in balance, Borrower shall deposit with Lender sufficient funds (herein called “Borrower's Deposit”) with Lender to bring the Loan in balance. The Borrower's Deposit will be held by Lender in a non-interest bearing account collaterally assigned to secure the Loan and will be disbursed by Lender to pay Project Costs pursuant to this Agreement, prior to the disbursement of any additional proceeds of the Loan. Upon the occurrence of an Event of Default under this Agreement, Lender may apply Borrower's Deposit against the unpaid indebtedness evidenced by the Note, principal, accrued interest or attorney's fees, in such order as Lender may determine. Upon the payment in full of the Loan and all other obligations of Borrower to Lender hereunder, Lender shall return the remaining balance of Borrower's Deposit, if any, to Borrower.

(c)         Borrower agrees to use all Project Revenues for payment of Project Costs and to provide Lender with satisfactory evidence of such payment. Project Revenues may not be distributed to partners or shareholders of Borrower, or used for anything other than Project Costs, prior to payment in full of the Loan.

(d)         Borrower will provide Lender with draw request documents, satisfactory title endorsements and other information required hereunder with respect to funds used to pay Project Costs under subsections (b) and (c) above, on a monthly basis, as if such funds were disbursements of the Loan.

7.4.        Retainage and Final Disbursement. Ten percent (10%) of each Loan disbursement for costs of construction of the Improvements shall be withheld by Lender, which ten percent (10%) shall be disbursed only upon compliance with the following requirements (in addition to the requirements for all other disbursements):

(a)         Receipt by Lender of satisfactory evidence of the substantial completion of the Improvements in accordance with Plans and Specifications and approval of such completion by Governmental Authorities having jurisdiction and approval of such completion by the representative of Lender;

(b)         Receipt by Lender of a satisfactory “as-built” blueprint or survey reflecting the location of the Improvements on the Land in accordance with the Plans and Specifications;

(c)         Receipt by Lender of (i) lien waivers or lien subordinations or releases from all contractors, subcontractors, laborers and materialmen employed in furnishing labor or materials in connection with the construction of the Improvements and (ii) an endorsement to the Mortgagee Title Policy covering the Property previously issued to Lender removing any exception with respect to liens arising by reason of unpaid bills or claims for work performed or materials furnished in connection with the Improvements; and

(d)         Receipt by Lender of such other certificates, assurances and opinions as Lender shall reasonably require.

7.5.        Notice, Frequency and Place of Disbursements. The Certificate for Payment shall be submitted to Lender at least ten (10) business days prior to the date of the requested advance. Disbursements shall be made no more frequently than monthly and in amounts of not less than Twenty Five Thousand Dollars ($25,000). All disbursements shall be made at the principal office of Lender at Dallas, Texas or at such other place as Lender may designate.

7.6.        Deposit of Funds Advanced. Borrower will immediately deposit all Loan proceeds advanced by Lender in a separate and exclusive account, to be withdrawn and used solely for the purposes permitted under the provisions of this Agreement, and will promptly furnish Lender with evidence thereof.

7.7.        Advances to Contractor. After an Event of Default, Lender may make any or all advances of the Loan directly to Contractor for deposit in an appropriately designated special bank account and the execution of this Agreement by the Borrower shall, and hereby does, constitute an irrevocable direction and authorization to so advance the funds. No further direction or authorization from Borrower shall be necessary to warrant such direct advances to Contractor and all such advances shall satisfy pro tanto the obligations of Lender hereunder and shall be secured by the Security Instrument and the other Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by Contractor.

7.8.        Advances Do Not Constitute a Waiver. No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions of Lender's obligation to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default hereunder.

7.9.        Interest Reserve Account. The amount of the Loan was determined on the basis of the Project Budget prepared by Borrower and submitted to Lender, setting forth, among other things, the accrued interest on the disbursed principal of the Note during the term of the Note, estimated not to exceed, after the application of Project Revenues, if any, as provided in Section 7.10 hereof the amount set forth on the Project Budget (hereinafter called the “Interest Reserve Account”). Subject to the conditions set forth in this Article VII, Lender will disburse on the first day of each month a portion of the Loan sufficient to pay accrued interest then due and payable on the Note, and the amount thereof shall increase the principal of the Note and shall reduce the balance of the Interest Reserve Account. Under no circumstances shall the undisbursed Loan be disbursed to pay accrued interest thereon after depletion of the balance of the Interest Reserve Account. In lieu of disbursing Loan proceeds to Borrower for payment of accrued interest thereon, Lender may handle such disbursement and payment by making appropriate entries on the books and records of Lender, whereupon a statement summarizing such entries shall be furnished to Borrower.

7.10.        Advances of Interest. Notwithstanding anything to the contrary contained in Section 7.9 or elsewhere in this Agreement, at such time as the Interest Reserve Account has been fully funded, Lender shall have no obligation to disburse any portion of the Loan to pay accrued interest then due and payable on the Note. At such time as the Interest Reserve Account has been fully funded Borrower hereby agrees to apply Project Revenues, to the extent available after application of the same to the normal operating expenses of the Property, to the payment of accrued interest then due and payable on the Note. Borrower hereby agrees to apply all such rents, issues and profits of the Property to payment of accrued interest and any installment of principal due and payable on the Note to the full extent that such rents, issues and profits are not exhausted by payment of normal operating expenses of the Property, regardless of the existence of any remaining balance of the Interest Reserve Account.

ARTICLE VIII.

DEFAULTS

8.1.        Event of Default. An “Event of Default” shall be deemed to have occurred hereunder if:

(a)         Default Under Security Instrument. An Event of Default occurs under the Security Instrument; or

(b)         Failure to Obtain an Advance. Borrower is unable to satisfy any condition of its right to the receipt of any advance hereunder for a period in excess of fifteen (15) days; or

(c)         Litigation. Any suit shall be filed against Borrower or Guarantor, which if adversely determined, would substantially impair the ability of Borrower or Guarantor to perform each and every one of its obligations under and by virtue of the Loan Documents; or

(d)         Levy Upon the Property. A levy be made under any process on, or a receiver be appointed for, the Property or any other property of Borrower; or

(e)         Noncompliance with Laws. The Improvements are not constructed in compliance with all Governmental Requirements and regulations of appropriate supervising boards of fire underwriters and similar agencies; or

(f)         Deviation from Plans and Specifications. There is any substantial deviation in the work of construction from the Plans and Specifications without the prior written approval of Lender, or there is incorporated in the Improvements any substantially defective workmanship or materials, which said deviation or defect is not commenced to be corrected within ten (10) days after written notice thereof and such correction diligently continued to its conclusion; or

(g)         Cessation of Work. Once commenced, there occurs cessation of the work of construction prior to completion of the Improvements for a continuous period of ten (10) days or more for causes other than those beyond the control of Borrower or consented to in writing by Lender; or

(h)        Injunction. Any person obtains an order or decree in any court of competent jurisdiction enjoining the construction of the Improvements or enjoining or prohibiting Borrower or Lender from performing this Agreement, and such proceedings are not properly contested or such decree is not vacated within sixty (60) days after the granting thereof; or

(i)         Lapse of Permit. Borrower neglects, fails, or refuses to keep in full force and effect any required material permit or approval with respect to the construction of the Improvements.

ARTICLE IX.

REMEDIES

9.1.        Remedies. Upon the occurrence of any one or more of the events of default set out in Article VIII hereof, Lender shall at its option be entitled to proceed to exercise any of the following remedies:

(a)         Borrower agrees that the occurrence of such Event of Default shall constitute a default under each of the Loan Documents, thereby entitling Lender (i) to exercise any of the various remedies therein provided including the acceleration of the indebtedness evidenced by the Note and the foreclosure of the Security Instrument and (ii) cumulatively to exercise all other rights, options and privileges provided by law.

(b)         Lender shall have the right:

(i)         to take whatever action is necessary or appropriate by the use of legal proceedings or otherwise (a) to cause Borrower to vacate the Property and (b) to take possession of the Property;

(ii)        to perform or cause to be performed any and all work and labor necessary to complete the Improvements in accordance with Plans and Specifications;

(iii)       to employ security watchmen to protect the Property; and

(iv)       to disburse that portion of the Loan proceeds not previously disbursed (including any retainage) and the Borrower's Deposit to the extent necessary to complete construction of the Improvements in accordance with the Plans and Specifications, and if the completion requires a larger sum than the remaining undisbursed portion of the Loan, to disburse such additional funds, all of which funds so disbursed by Lender shall be deemed to have been disbursed to Borrower and shall be secured by the Security Instrument and the other Loan Documents, and to take all actions necessary in connection therewith, including but not limited to the following: to use any funds of Borrower including the Borrower's Deposit and any balance which may be held in escrow and any Loan or other funds which may remain unadvanced hereunder for the purpose of completing the Improvements in the manner called for by the Plans and Specifications; to make such additions and changes and corrections in the Plans and Specifications which shall be necessary or desirable to complete the Improvements in substantially the manner contemplated by the Plans and Specifications; to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; to pay, settle or compromise all existing or future bills and claims which are or may be liens against said Property or as may be necessary or desirable for the completion of the Improvements or the clearance of title to the Property; to execute all applications and certificates in the name of Borrower which may be required by any construction contract and to do any and every act with respect to the construction of the Improvements which Borrower may do in its own behalf. In accordance therewith Borrower hereby assigns and quitclaims to Lender upon an Event of Default, all sums to be advanced hereunder including retainage and the Borrower's Deposit and any sums in escrow conditioned upon the use of said sums, if any, for the completion of the Improvements. Lender shall have no obligation to undertake any of the foregoing actions and if Lender shall do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Lender.

(c)         Lender may declare all indebtedness secured by the Security Instrument immediately due and payable, and Lender shall be relieved from all obligations to Borrower under this Agreement.

(d)         Lender shall have the right at any time and from time to time, without notice to Borrower (any such notice being expressly waived), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing by Lender to or for the credit or the account of Borrower, against any and all of the indebtedness of Borrower evidenced by the Note or this Agreement and/or secured by the Security Instrument, irrespective of whether or not Lender shall have made any demand under this Agreement or the Note and although such indebtedness may be unmatured. Lender agrees to notify Borrower promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this subsection are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which Lender may have under the Note or the other Loan Documents or otherwise.

ARTICLE X.

GENERAL CONDITIONS

10.1.       Rights of Third Parties. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender and its successors and assigns and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will make advances or refuse to make advances in the absence of strict compliance with any or all thereof and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so. In particular, Lender makes no representations and assumes no duties or obligations as to third parties concerning the quality of the construction by Borrower of the Improvements or the absence therefrom of defects. Failure to inspect the construction of the Improvements or any part thereof or inspection not followed by notice of default shall not constitute a waiver of any of Lender's rights hereunder nor shall it constitute a representation that there has been compliance with the Plans and Specifications or that the construction of the Improvements is free from defective materials or workmanship. In this connection Borrower agrees to and shall indemnify Lender from any liability, claims or losses resulting from the disbursement of the Loan proceeds or from the condition of the Property whether related to the quality of construction or otherwise and whether arising during or after the term of the Loan. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

10.2.       Waivers. No waiver of or consent to any departure from any provision hereof shall be effective unless in writing and signed by Lender and shall be effective only in the specific instance for the purpose for which given and to the extent specified in such writing. No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions to Lender's obligation to make further advances nor, in the event Borrower fails to satisfy any such condition, shall any advance have the effect of precluding Lender from thereafter declaring such failure to be an Event of Default. No waiver of any default hereunder shall affect or constitute a waiver of any later default. No delay or omission of Lender to exercise any right or remedy upon the happening of any Event of Default shall impair any such right or remedy or be deemed to be a waiver of such Event of Default.

10.3.       Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or nonexistence of a specified fact or facts implies as a condition the existence or nonexistence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or nonexistence.

10.4.       Assignment by Borrower. Anything to the contrary herein notwithstanding, Borrower shall have no right to assign its rights hereunder or the proceeds of the Loan without the written consent of Lender and any such assignment or purported assignment shall, at Lender's option, relieve Lender from all further obligations hereunder and shall constitute a default under this Agreement.

10.5.       Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such party shall be included and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.

10.6.       Exercise of Rights and Remedies. All rights and remedies of Lender hereunder or under the Note or under the Security Instrument or under any other Loan Document shall be separate, distinct and cumulative and no single, partial or full exercise of any right or remedy shall exhaust the same or preclude Lender from thereafter exercising in full or in part the same right or remedy or from concurrently or thereafter exercising any other right or remedy which Lender may have hereunder, under the Note or Security Instrument or any other Loan Document, or at law or in equity, and each and every such right and remedy may be exercised at any time or from time to time.

10.7.       Headings. The headings of the sections and subsections of this Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

10.8.       Applicable Law; Jurisdiction; Waiver of Jury Trial. Sections 5.30 - 5.32 of the Security Instrument are incorporated herein by reference.

10.9.       Usury. Section 8 of the Note is incorporated herein by reference.

10.10.      Invalid Provisions to Affect No Others. If fulfillment of any provision hereof or any transaction related hereto at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provisions herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

10.11.      Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

10.12.      Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.13.      Notice. Any notice or communication required or permitted hereunder shall be given in writing in the manner set forth in the Security Instrument.

10.14.      Legal Proceedings. Lender shall have the right to commence, appear in, or to defend any action or proceeding purporting to affect the rights or duties of the parties hereunder or the payment of any funds, and in connection therewith pay necessary expenses, employ counsel and pay its reasonable fees. Any such expenditures shall be considered additional advances hereunder and shall bear interest at the rate payable under the Note for installments of principal and/or interest after maturity shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

10.15.      Assignment by Lender. Lender shall have the right to assign any portion of this Agreement and/or the Loan and to disseminate to such assignee any information it has pertaining to the Loan, including without limitation, complete and current credit information on Borrower, any of its principals and any Guarantor. In the event of such an assignment, Borrower will agree to such modifications to this Agreement as will facilitate such assignment, provided that such modifications will not materially add to the obligations of Borrower. It is understood that any assignment by Lender will not result in additional cash expense to Borrower. Neither the shareholders, nor the trustees of a real estate investment trust assignee shall be personally liable for the obligations of such trust and Borrower will agree to look solely to the trust property for the payment of any claim hereunder.

10.16.      Lender Not a Joint Venturer. Notwithstanding anything to the contrary herein contained, Lender, by entering into this Agreement or by any action taken pursuant hereto, will not be deemed a partner or joint venturer with Borrower, and Borrower will indemnify and hold Lender harmless from any and all damages resulting from such a construction of the parties and their relationship.

10.17.      Survival of Covenants. All covenants of either party contained herein shall continue and survive until the Loan has been fully paid and discharged.

10.18.      Time Is of the Essence. Time is of the essence of this Agreement.

10.19.      Loan Participation. Borrower acknowledges and agrees that Lender may, from time to time, sell or offer to sell interests in the Loan and Loan Documents to one or more participants. Borrower authorizes Lender to disseminate to such participant or prospective participant, any information it has pertaining to the Loan, including without limitation, complete and current credit information on Borrower, any of its principals and Guarantor. Upon request, Borrower shall execute and deliver new or replacement promissory notes to Lender and the assignee of Lender evidencing their respective prorata share of the Loan.

10.20.      USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

10.21.      Exhibits. All Exhibits attached to this Agreement are hereby incorporated by reference and made a part of this Agreement for all purposes.

10.22.      Confidential Information. During the term of the Loan, Lender, its agents or employees may encounter individually identifiable healthcare information or other confidential information relating to the residents at the Facility or the CCRC Property (collectively, the "Confidential Information"). Unless otherwise required by law, Lender, its agents and employees shall not disclose, compile, aggregate, remove from the Facility, the Improvements or record in any manner any Confidential Information, and shall not cause Borrower, any Property Related Person, the Facility, the Improvements or the CCRC Property to violate any laws, regulations or ordinances intended to protect the privacy rights of the residents at the Property, including, without limitation, HIPAA or its implementing regulations.

IN WITNESS WHEREOF, Borrower and Lender have hereunto caused these presents to be executed on the date first above written.

REMAINDER OF PAGE INTENTIONALLY BLANK
SIGNATURE PAGES FOLLOW

SIGNATURE PAGE OF BORROWER TO
CONSTRUCTION LOAN AGREEMENT

ARC BRANDYWINE, L.P., a Delaware limited partnership

By:	ARC Brandywine GP, LLC, a Tennessee limited liability company, its general partner

By:
Name:
Title:

SIGNATURE PAGE OF LENDER TO
CONSTRUCTION LOAN AGREEMENT

               GUARANTY BANK, a federal savings bank

By:
Name:
Title:

EXHIBITS
TO
LOAN AGREEMENT

EXHIBIT A	-	Land
EXHIBIT B	-	Project Budget
EXHIBIT C	-	Healthcare Rider
EXHIBIT D	-	CCRC Property
EXHIBIT E	-	Site Plan

EXHIBIT A

LEGAL DESCRIPTION TERRACE HOMES AT BRANDYWINE

Any residential unit built in Townhouse Buildings as defined in the Amended and Restated Declaration of Condomnium for Freedom Village II at Brandywine Condominium of record in Record Book 6463, page 1155, records of Chester County, Pennsylvania (also sometimes known as The Terrace Homes at Brandywine). The Townhouse Buildings,including the residential units located therein, are to be constructed upon the following described land:

ALL THAT CERTAIN piece of ground situated in the Township of West Brandywine, County of Chester, Commonwealth of Pennsylvania being a portion of Freedom Village at Brandywine and shown on a "Condominium Plat of Freedom Village at Brandywine", prepared by Littlejohn Engineering Associates Nashville, Tennessee, dated March 30, 2005 and being a more fully described as follows:

BEGINNING at a point at or near the northwesterly edge of cartway of Freedom Boulevard (as shown on said plan) within a Twenty Feet (20") wide Philadelphia Water Company Easement, said point being the southerly most point of this herein described piece of ground and being measures the following two (2) courses and distances from a spike found in the bed of Caln Meeting House road (T-413) along the extension of the line common to the lands of the now or late Freedom Village at Brandywine to the east and the lands of the now or late William F. and Dianne B. Hammel to the west:

(1)	along said common line of said Freedom Village at Brandywine and said Hammel, South 05 degrees 30 minutes 14 seconds East 519.18 feet;
(2)	over the lands of said Freedom Village at Brandywine, North 84 degrees 29 minutes 46 seconds East 91.87 feet;

thence from the point of beginning over the lands of said Freedom Village at Brandywine the following eight (8) courses and distances:

(1)	across, then leaving sand Philadelphia Water Company Easement, North 30 degrees 59 minutes 19 seconds West 45.55 feet to a point;
(2)	North 09 degrees 28 minutes 50 seconds West 112.00 feet to the point;
(3)	North 80 degrees 31 minutes 10 seconds East 199.81 feet to a point;
(4)	North 85 degrees 21 minutes 04 seconds East 488.51 feet to a point;
(5)	South 04 degrees 38 minutes 56 seconds East 120.69 feet to a point at or near the northerly edge of cartway of aforesaid Freedom Boulevard;
(6)	along the same, South 85 degrees 13 minutes 29 seconds West 542.15 feet to a point of curvature;

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(7)
southwesterly along the arc of a curve to the left having a radius of 191.00 feet, an arc distance of 65.94 feet and a chord which bears South 75 degrees 20 minutes 02 seconds West 65.62 feet to a point of compound curvature;

(8)
southwesterly along the arc of a curve to the left having a radius of 119.50 feet, an arc distance of 63.30 feet and a chord which bears South 50 degrees 16 minutes 04 seconds West 62.56 feet to the point and place of beginning.

CONTAINING: 83,466 square feet (1.916 acres) of land be the same, more or less.

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EXHIBIT B

PROJECT BUDGET

Freedom Village at Brandywine Entry Fee Expansion
66,000 S.F.
28 Units

				Equity/	Loan
Category	Cost	$/Unit	$/PSF	Exposure	Budget	$/Unit	$/PSF

Land	$0	$0	$0.00	$0	$0	$0	$0.00

Construction:

Hard Costs	$8,617,083	$307,753	$130.56	$2,256,915	$6,360,168	$227,149	$96.37
FF&E	$444,600	$15,879	$6.74	$0	$444,600	$15,879	$6.74
Hard Cost Contingency	$200,000	$7,143	$3.03	$0	$200,000	$7,143	$3.03

Sub-Total Construction	$9,261,683	$330,774	$140.33	$2,256,915	$7,004,768	$250,170	$106.13

Soft Cost:

Financing Costs	$61,096	$2,182	$0.93	$0	$61,096	$2,182	$0.93

Permits & Fees	$25,000	$893	$0.38	$0	$25,000	$893	$0.38

Legal	$30,000	$1,071	$0.45	$0	$30,000	$1,071	$0.45

Utilities	$36,000	$1,286	$0.55	$0	$36,000	$1,286	$0.55

Architecture/Engineering	$696,300	$24,868	$10.55	$0	$696,300	$24,868	$10.55

Pre Opening/Mrktg	$795,000	$28,393	$12.05	$0	$795,000	$28,393	$12.05

Taxes & Insurance	$123,000	$4,393	$1.86	$0	$123,000	$4,393	$1.86

Soft Cost Contingency	$150,000	$5,357	$2.27	$0	$150,000	$5,357	$2.27

Construction Interest	$498,000	$17,786	$7.55	$0	$498,000	$17,786	$7.55

Operating Deficit Reserve	$0	$0	$0.00	$0	$0	$0	$0.00

Total Project Cost	$11,676,079	$417,003	$176.91	$2,256,915	$9,419,164	$336,399	$142.71

Borrower's Budget	$11,676,079	$417,003	$176.91	$2,256,915	$9,419,164	$336,399	$142.71

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EXHIBIT C

HEALTHCARE RIDER

THIS HEALTHCARE RIDER (this "Rider") is attached to and made a part of that certain Loan Agreement (the "Loan Agreement") between ARC BRANDYWINE, L.P., a Delaware limited partnership, and GUARANTY BANK. Terms used but not defined herein are defined in the Loan Agreement and shall have the meaning given such terms in the Loan Agreement.

DEFINITIONS

1.1.        Defined Terms. As used in this Healthcare Rider and the Loan Agreement, the following terms shall have the meanings shown:

“Agency”. The Health Care Financing Administration, the Drug Enforcement Administration, the Environmental Protection Agency, any other state or federal licensing or regulatory authority (including any licensing or regulatory authority responsible for administering or dispensing Medicaid or Medicare payments or any other third party payor billing policies, procedures, limitations or restrictions), or any other public or private agency or organization, including without limitation, any public or private accreditation agency or organization.

“CCRC Property”. The continuing care retirement community which includes the Facility as well as the other facilities located on the property described on Exhibit D attached hereto and made a part hereof.

“Deficiency Notices”. All notices and other written communications from any Agency or Governmental Authority which licenses, regulates, certifies, accredits or evaluates the Property Related Persons, the Property or the operation of the Property by the Property Related Persons alleging that the Property Related Persons, the Property or the operation of the Property by the Property Related Persons in whole or in part fails to comply or, if corrective action is not taken, shall fail to comply with, any or all of the Agency's or Governmental Authority's requirements for and conditions of licensing, regulation, certification or accreditation by or participation in programs of the Agency or Governmental Authority or otherwise relating to the continuous operation of all or any portion of the Property or the programs of the Property Related Persons or the eligibility or entitlement of the Property Related Persons to receive reimbursement from any Agency or Governmental Authority.

“Facility”. The 28 independent living units located upon the Property.

“GAAP”. Generally accepted accounting principles, as from time-to-time in effect in the United States of America, or such alternative accounting standard as may be acceptable to the Lender, consistently applied.

“General Partner” ARC Brandywine GP, LLC, a Tennessee limited liability company.

“Healthcare Information Laws”. As defined in Section 3.1(i) of this Healthcare Rider.

“HIPAA”. As defined in Section 3.1(i) of this Healthcare Rider.

“Licenses”. Any and all licenses, operating permits, franchises, and other licenses, authorizations, certifications, permits, or approvals, other than construction permits, issued by, or on behalf of, any Governmental Authority now existing or at any time hereafter issued, with respect to the acquisition, construction, renovation, expansion, leasing, ownership and/or operation of the CCRC Property, accreditation of the CCRC Property, any and all operating licenses issued by any Governmental Authority, any and all pharmaceutical licenses and other licenses related to the purchase, dispensing, storage, prescription or use of drugs, medications, and other “controlled substances,” and any and all licenses relating to the operation of food or beverage facilities or amenities, if any.

“Managed Care Plans”. Any health maintenance organization, preferred provider organization, individual practice association, competitive medical plan, referral service or similar arrangement, entity, organization, or Person.

“Management Agreement”. The Management Agreement by and between Manager and the Borrower, applicable to the Facility, as the same may be amended from time to time.

“Manager”. ARC Management, LLC, a Tennessee limited liability company, and any successor manager of the Facility approved by Lender in writing.

“Material Adverse Change”. As to the specified Person, a material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of such Person and, in addition, as to the Borrower, any material adverse change in (i) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

“Net Operating Income”. The gross income received by Borrower from the operation of the CCRC Property for the calendar quarter in question, less expenses incurred and/or paid by Borrower in connection with the operation and maintenance of the CCRC Property that are allocable to such period (other than management fee expenses), computed on an accrual basis without regard to depreciation or debt service, but otherwise in accordance with generally accepted accounting principles consistently applied. Included within the expenses shall be annual capital expenditures equal to $300 per Unit. Documentation of Net Operating Income and expenses shall be certified by an officer of Borrower with detail satisfactory to Lender and shall be subject to the approval of Lender.

“Operating Agreements and Management Contracts”. Any and all contracts and agreements previously, now or at any time hereafter entered into by the Property Related Persons with respect to the acquisition, construction, renovation, expansion, ownership, operation, maintenance, use or management of the CCRC Property or otherwise concerning the operations and business of the CCRC Property, including, without limitation, the Management Agreement, any and all service and maintenance contracts, any employment contracts, any and all management and operating agreements, any and all consulting agreements, laboratory servicing agreements, pharmaceutical contracts, physician, other clinician or other professional services provider contracts, therapy referral, food and beverage service contracts, and other contracts for the operation and maintenance of, or provision of services to, the CCRC Property.

“Participation Agreements”. Any and all third party payor participation or reimbursement agreements now or at any time hereafter existing for the benefit of the Property Related Persons relating to rights to payment or reimbursement from, and claims against, private insurers, Managed Care Plans, employee assistance programs, Blue Cross and/or Blue Shield, federal, state and local Governmental Authorities, including without limitation, Medicare, Medicaid, TRICARE, VA and other third party payors.

“Person”. An individual, a general or limited partnership, a limited liability company, a limited liability partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or other entity of whatever nature.

“Pledge Agreement”. Collectively, the Pledge Agreements dated as of the date hereof made by Guarantor, ARCPI Holdings, Inc., a Delaware corporation, and General Partner, for the benefit of Lender.

“Property Related Persons”. Borrower, Manager and General Partner.

“Replacement Reserve Escrow Account”. As defined in Section 3.1(j) of this Healthcare Rider.

“Resident Agreements”. Any and all contracts and agreements executed by, or on behalf of any resident or other Person seeking residency or occupancy in the CCRC Property and related services from the Property Related Person. The term Resident Agreements shall also include any and all contracts, authorizations, agreements and/or consents executed by, or on behalf of any patient or other Person seeking services from the Property Related Persons pursuant to which the Property Related Persons provide or furnish long-term care and related services at the CCRC Property, including the consent to treatment and assignment of the payment of benefits by a third party.

“Security Agreement”. The Security Agreement dated as of the date hereof made by Borrower, Manager and General Partner for the benefit of Lender.

“Unit”. A fully constructed unit at the CCRC Property, for which a certificate of occupancy has been issued by the applicable Governmental Authority.

“Work Inspector”. As defined in Section 3.1(j) of this Healthcare Rider.

Capitalized terms not otherwise defined herein have the meaning assigned such terms in the Security Instrument or the Note, as the case may be.

REPRESENTATIONS AND WARRANTIES

2.1.        Representations and Warranties of the Borrower. To induce the Lender to make the Loan, the Borrower hereby represents and warrants to the Lender as of the date hereof as follows:

(a)         Litigation. With respect to the CCRC Property, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal of any material License or any similar accreditation or approval by or from any organization or Governmental Authority for healthcare providers, including, without limitation, the issuance of any provisional License or other License with a term of less than twelve (12) months, as a consequence of any sanctions imposed by any Governmental Authority. There is no threatened or pending assessment of any civil or criminal penalties by any Governmental Authority.

(b)         Compliance with Laws. No Property Related Person is in violation of any Governmental Requirement pertaining to the operation of the CCRC Property, patient rights, resident rights, employment practices, health standards or controls. Except as disclosed to the Lender prior to the date hereof, the Property Related Persons are in compliance with all accreditation standards and requirements to which each is subject. The Property Related Persons have obtained or applied for all Licenses necessary to the ownership of their property and to the conduct of their activities which, if not obtained, could materially adversely affect the ability of the Property Related Persons to conduct the activities of the CCRC Property, including, without limitation, as appropriate, the dispensing, storage, prescription, disposal, and use of drugs, medications and other “controlled substances” and the maintenance of cafeteria and other food and beverage facilities or services. To the extent the Property Related Persons have applied for any required Licenses which have not yet been issued, the operation and conduct of the CCRC Property by the Property Related Persons is nonetheless in compliance with all Governmental Requirements. The Property Related Persons currently have obtained all Licenses materially necessary under Governmental Requirements for the operation of the Facility.

(c)         Licenses and Certifications. With respect to each License the Property Related Persons possess or have applied for, (i) no material default has occurred or is continuing under the terms thereof, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a material breach of any condition to the issuance, maintenance, renewal and/or continuance thereof, (ii) the Property Related Persons have paid all fees, charges and other expenses to the extent due and payable with respect to, and have provided all information and otherwise complied with all material conditions precedent to, the issuance, maintenance, renewal, and continuance of such License, (iii) none of the Licenses are conditional, provisional, probationary or restricted in any material way, (iv) the Property Related Persons have not received any notice from any Governmental Authority relating to any actual or pending suspension, revocation, restriction, or imposition of any probationary use of such License, nor has any License been materially amended, supplemented, rescinded, terminated, or otherwise modified except as otherwise disclosed in writing to, and approved by, the Lender, (v) no Property Related Person has made any previous assignment of any of the Licenses to any Person, except as security for loans and other financial accommodations, if any, which are to be paid with the proceeds of the Loan and are to be terminated promptly following the date hereof, (vi) no financing statement covering any of the Licenses has been executed by a Property Related Person or is on file in any public office, except for those financing statements relating to loans and other financial accommodations, if any, which are to be paid with the proceeds of the Loan and are to be terminated promptly following the date hereof, and (vii) each License has been issued for a period of at least twelve (12) months from the date of issuance or for such lesser time to the extent the issuance for less than twelve (12) months is not the consequence of any sanctions imposed by any Governmental Authority.

(d)         Certain Payments. Neither the Borrower nor any director, officer, member, partner, employee or agent of the Borrower acting for or on behalf of the Borrower has knowingly and willfully paid or caused to be paid, directly or indirectly, in connection with the business of the Borrower:

(i)         any bribe, kickback or similar payment to any Governmental Authority or any agent of any supplier; or

(ii)        any contribution to any political party or candidate (other than personal funds of directors, officers, members, partners, employees or agents not reimbursed by their respective employers or as otherwise permitted by applicable laws).

To the best of Borrower's knowledge, the above representation is true and correct with respect to the other Property Related Persons.

(e)         Operating Agreements and Management Contracts. The Borrower has furnished to the Lender photocopies of all material Operating Agreements and Management Contracts entered into with the Property Related Persons, and all amendments, supplements and modifications thereto. With respect to each such Operating Agreement and Management Contract, (i) such Operating Agreement and Management Contract is or will be at the time of execution and delivery thereof valid and binding on the parties thereto and in full force and effect, (ii) no material default has occurred or is continuing under the terms thereof, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a material default thereunder, and no party thereto has attempted or threatened to terminate any such Operating Agreement and Management Contracts, (iii) the Property Related Persons have not made any previous assignment of the Operating Agreements and Management Contracts to any Person, except as security for loans and other financial accommodations, if any, which are to be paid with the proceeds of the Loan and are to be terminated promptly following the date hereof, and (iv) no financing statement covering any of the Operating Agreements and Management Contracts is on file in any public office, except for those financing statements relating to loans and other financial accommodations which are to be paid with the proceeds of the Loan and are to be terminated promptly following the date hereof.

(f)         Participation Agreements. The Borrower hereby represents that the CCRC Property is a private pay retirement community and as such, no Property Related Person has entered into any Participation Agreement with respect to the CCRC Property.

(g)         Hill-Burton Act. The Borrower has not, nor to the best of the Borrower's knowledge, has any prior owner of the CCRC Property during the twenty (20) year period immediately preceding the date hereof, received any funds to finance the construction and/or acquisition of the CCRC Property pursuant to Title VI of the Public Health Service Act (commonly referred to as the Hill-Burton Act) or Title XVI of the Public Health Service Act.

(h)         Fraud and Abuse. To the Borrower's knowledge, each Property Related Person, its directors, officers and employees have not engaged in any activities which are in violation of Sections 1128A, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7c and 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.) or other federal or state laws and regulations, including, but not limited to, the following:

(i)         knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)        knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)       failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(iv)       knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service, (B) in return for purchasing, leasing or ordering, or arranging for or recommending, purchasing, leasing or ordering any good, facility, service or item; or

(v)        billing a patient, resident or payor for health services specified in 42 U.S.C. § 1395nn or any other similar or comparable federal or state laws, or providing such health services to a patient or resident, upon a referral from a physician where such physician has a financial relationship with the Property Related Person to which no exception applies under each of the applicable laws.

(i)        Certificate of Need Conditions. The Borrower covenants that it has developed and operated the CCRC Property and is providing services in a manner consistent with the representations made in the certificate of need application filed in connection with the CCRC Property and within the project scope and the conditions placed on the certificate of need, if any.

COVENANTS AND WARRANTIES

3.1.        Affirmative Covenants of the Borrower. The Borrower agrees as follows:

(a)         Resident Agreements. The Borrower will submit to the Lender when requested by the Lender, all information requested by the Lender with respect to all Resident Agreements, excluding, however any medical information or other protected health information as defined in 45 CFR §160-103.

(b)         Conduct of Business and Compliance with Laws. The Borrower covenants and agrees that it or the Property Related Persons will (i) materially comply with all Governmental Requirements, including, without limitation, the Occupational Safety and Health Act of 1970, regulations issued under the Omnibus Budget Reconciliation Act of 1987, any Governmental Requirement relating to “informed consents” and rights of patients and residents, qualifications of staff, staffing requirements and delivery of services in a manner sufficient to protect the health and safety of patients and residents, (ii) maintain in full force and effect all Licenses necessary to the ownership and/or operation of the CCRC Property, including, without limitation, the license to operate the CCRC Property, Licenses and other approvals related to the storage, dispensation, use, prescription and disposal of drugs, medications and other “controlled substances” and, to the extent offered by the Borrower, the maintenance of cafeteria and other food and beverage facilities or services, (iii) maintain or cause to be maintained the standard of care for the patients and residents of the CCRC Property at all times at a level necessary to ensure a level of quality care and services for the patients and residents of the CCRC Property no less than prudent industry standard for a similar facility, (iv) maintain or cause to be maintained a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products and medical waste, of any kind and in any form, that is in accordance with, at least, that of the prudent industry standard and in conformity with all Governmental Requirements, (v) operate or cause to be operated the CCRC Property in a prudent manner in material compliance with Governmental Requirements relating thereto and cause all Licenses, permits, certificates of need, and any other agreements materially necessary for the use and operation of the CCRC Property remain in effect, (vi) correct or cause to be corrected any deficiency set forth in any Agency statement of deficiencies, the curing of which is a condition of continued licensure or for accreditation of the CCRC Property, (vii) maintain or cause to be maintained sufficient inventory and equipment of types and quantities at the CCRC Property to enable the Property Related Persons to operate the CCRC Property adequately and in a manner which will enable the Borrower to comply with the provisions of the Loan Documents, and (viii) maintain or cause to be maintained all deposits, including, without limitation, deposits relating to residents, patients or Resident Agreements in accordance with customary and prudent business practices and all Governmental Requirements.

(c)          Insurance. The Borrower shall ensure that all healthcare providers with whom the Property Related Persons contract to provide services at the CCRC Property are insured against claims arising from such services (including, without limitation, malpractice coverage) with the same limits, if any, as applicable to the Borrower pursuant to the Loan Documents or otherwise acceptable to the Lender.

(d)         Notices. The Borrower shall promptly notify the Lender in writing upon obtaining knowledge of the occurrence of:

(i)         the receipt by any Property Related Person of any notice, claim or demand from any Governmental Authority which alleges that a Property Related Person is in violation of any of the terms of, or has failed to comply with any material Governmental Requirement regulating its operation and business, including, but not limited to, the Health Care Financing Administration or any division thereof, the Occupational Safety and Health Act and the Environmental Protection Act;

(ii)         the actual, threatened or pending (A) revocation, suspension, probation, restriction, limitation, forfeiture or refusal to renew of any material License, or (B) the issuance or pending issuance of any material License for a period of less than twelve (12) months, as a consequence of sanctions imposed by any Governmental Authority, or (C) the assessment or threatened or pending assessment, of any civil or criminal penalties by any Governmental Authority or agent, or any accreditation organization;

(iii)         any action, including, but not limited to the amendment of any License, or the issuance of any new License or certification for the CCRC Property, under which a Property Related Person proposes (A) to develop a new facility or service, (B) change any existing facility or service, or (C) to eliminate any existing or proposed service, which action requires the Property Related Person to seek either a certificate of need approval or exemption from certificate of need review or which requires amendment of any License or the issuance of any new License or certificate for the CCRC Property;

(iv)         any other development in the business or affairs of the Property Related Persons which could have a Material Adverse Change; or

(v)         any actual, threatened or pending litigation with respect to the CCRC Property or the Property Related Persons;

in each case describing in detail satisfactory to the Lender in its reasonable discretion the nature thereof and the action the Borrower proposes to take with respect thereto.

(e)         Deficiency Notices. Without implying any limitation on any other provisions of this Agreement or any of the other Loan Documents, the Borrower will furnish or cause to be furnished to the Lender reasonably promptly after receipt thereof copies of all (A) Deficiency Notices, (B) Agency inspection reports, audits, surveys, investigations, reviews or evaluations, (C) relevant notices and written communications from any state or any Agency relating to material adjustments in reimbursement amounts or to rate reviews, modifications of rates, inflation adjustments, rate agreements or the like, and (D) responses by, or on behalf of, the Property Related Persons with respect to any of the foregoing. The Borrower shall or shall cause the Property Related Persons to promptly commence and diligently pursue the correction of the subject of each Deficiency Notice, and shall correct the subject of the Deficiency Notice promptly, but in any event prior to the expiration of any period allowed by the Agency for correction. The Borrower shall, at the Lender's request, promptly provide from time to time such cost estimates, reports and other information as the Lender may require to demonstrate to the Lender's satisfaction that the Property Related Persons have the financial and other ability to effect the correction and are taking the actions required by this Section.

(f)         Census Report and Surveys. To the extent permitted by all laws governing the privacy and confidentiality of individually identifiable information, the Borrower will furnish to the Lender promptly following the request of the Lender reports of the CCRC Property periodic patient or resident census with a breakdown with respect to the source of payment, licensure survey results, accreditation survey results and such other information relating to the operation of the CCRC Property as may reasonably be requested by the Lender from time to time.

(g)         Renewal of Agreements. The Borrower will or will cause the Property Related Persons to take any and all steps necessary to renew all Resident Agreements, and Operating Agreements and Management Contracts, except to the extent that the Borrower deems such renewal to be, in the exercise of prudent business judgment, contrary to the best interests of the Borrower.

(h)         Financial Statements. The Borrower shall provide Lender the following financial statements and information on a continuing basis during the term of the Loan:

(i)         Within one hundred twenty (120) days after the end of each calendar year, unaudited financial statements of Borrower and audited financial statements of Guarantor, prepared by a nationally recognized accounting firm or independent certified public accountant acceptable to Lender, which statements shall be prepared in accordance with GAAP, and shall include a balance sheet and statement of income and expenses for the year then ended. Lender reserves the right to require, after an Event of Default, annual audited financial statements of Borrower.

(ii)         Within thirty (30) days after the end of each calendar month, unaudited monthly financial statements of the operations of the CCRC Property, prepared in accordance with GAAP, which statements shall include a balance sheet and statement of income and expenses for the calendar month then ended, together with a rent roll/census of the CCRC Property as of the end of such month, certified by a representative of Borrower to be true and correct to the best of the representative's knowledge and belief. The statements shall be accompanied by a summary of all Entrance Fees.

(iii)         Within forty-five (45) days of the end of each calendar quarter, a balance sheet and statement of income and expenses of Borrower and Guarantor for the quarter then ended, certified by a representative of Borrower and Guarantor, as applicable, to be true and correct.

(iv)         The Lender further reserves the right to require such other financial information of Borrower, Guarantor and/or the CCRC Property in such form and at such other times (including monthly or more frequently) as Lender shall reasonably deem necessary, and Borrower agrees promptly to provide or to cause to be provided, such information to Lender. All financial statements must be in the form and detail as Lender may from time to time reasonably request.

(v)         Within forty-five (45) days after the end of each calendar quarter, a Compliance Certificate in the form of Schedule I attached hereto and certified by a representative of the Borrower to be true and correct to the best of the representative's knowledge and belief.

(i)         Compliance with Healthcare Information Laws. Without limiting the generality of any other provision of this Agreement including, without limitation, any other representation or warranty made herein, each of the Property Related Persons and the CCRC Property is in material compliance with all applicable statutes, laws, ordinances, rules and regulations of any federal, state or local governmental authority primarily relating to the confidentiality of patient healthcare information, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) (collectively, “Healthcare Information Laws”). The Property Related Persons have maintained in all material respects all records required to be maintained by any governmental agency or authority or otherwise under the Healthcare Information Laws and there are presently no material violations of the Healthcare Information Laws. Throughout the term of the Loan, the Property Related Persons will comply in all material respects with the Healthcare Information Laws.

(j)         Replacement Reserve Escrow Account. As additional security for the Loan, upon request of Lender, Borrower shall establish and maintain a capital repair reserve (the “Replacement Reserve Escrow Account”) with Lender for payment of certain non-recurring types of costs and expenses incurred by Borrower for interior and exterior work to the Facility, including, without limitation, performance of work to the roofs, chimneys, gutters, downspouts, paving, curbs, driveways, ramps, balconies, porches, patios, exterior walls, exterior doors and doorways, floor coverings, windows, elevators and mechanical and HVAC equipment (collectively, the “Repairs”) provided such costs and expenses are incurred for repairs (A) not incurred for ordinary wear and tear at the Facility and (B) categorized under generally accepted accounting principles as a capital expense and not as an operating expense. Upon Lender's request that the Replacement Reserve Escrow Account be established and on each and every monthly payment date thereafter under the Note until the Note is fully paid and performed, Borrower shall deposit in the Replacement Reserve Escrow Account concurrently with and in addition to the monthly payment due under the Note a deposit to the Replacement Reserve Escrow Account in an amount equal to one twelfth (1/12th) of $300 per Unit at the Facility per annum.

All sums in the Replacement Reserve Escrow Account shall be held by Lender in the Replacement Reserve Escrow Account to pay the costs and expenses of the Repairs and Lender shall, to the extent funds are available for such purpose in the Replacement Reserve Escrow Account, disburse to Borrower the amount incurred and paid by

Borrower in performing such Repairs within 10 days following: (A) the receipt by Lender of a written request from Borrower for disbursement from the Replacement Reserve Escrow Account and a certification by Borrower that the applicable item of Repair has been completed; (B) the delivery to Lender of paid invoices, receipts or other evidence satisfactory to Lender, verifying the cost and payment of performing the Repairs; (C) for disbursement requests in excess of $10,000, the delivery to Lender of (1) affidavits, lien waivers or other evidence reasonably satisfactory to Lender showing that all materialmen, laborers, subcontractors and any other parties who might or could claim statutory or common law liens and are furnishing or have furnished material or labor to the Facility have been paid all amounts due for labor and materials furnished to the Facility; and (2) a certification from an inspecting architect, engineer or other consultant reasonably acceptable to Lender (the “Work Inspector”) describing the completed Repairs and verifying the completion of the Repairs and the value of the completed Repairs.

Lender shall not be required to make advances from the Replacement Reserve Escrow Account more frequently than once in any 30 day period or in an amount less than the lesser of $5,000 or the total cost of the Repairs for which the disbursement is requested. In making any payment from the Replacement Reserve Escrow Account, Lender shall be entitled to rely on such request from Borrower without any inquiry into the accuracy, validity or contestability of any such amount.

The Replacement Reserve Escrow Account shall not, unless otherwise explicitly required by applicable law, be or be deemed to be escrow or trust funds. The Replacement Reserve Escrow Account shall be held in a separate account. Interest on the funds contained in the Replacement Reserve Escrow Account shall be paid by Lender to Borrower upon payment in full of the Loan.

Upon the occurrence of an Event of Default, Lender may, but shall not be obligated, to apply at any time the balance then remaining in the Replacement Reserve Escrow Account against the Loan in whatever order Lender shall subjectively determine, together with the Make-Whole Breakage Amount arising on account of such payment. Upon full payment of the Loan in accordance with its terms or at such earlier time as Lender may elect, the balance of the Replacement Reserve Escrow Account plus all interest thereon then in Lender's possession shall be paid over to Borrower and no other party shall have any right or claim thereto. Lender shall have a perfected security interest in the Replacement Reserve Escrow Account as additional security to secure payment of the Note and Borrower shall execute and deliver to Lender such further financing statements and take such other action as Lender may require to evidence and/or perfect its security interest in the Replacement Reserve Escrow Account, including, without limitation, the execution and delivery to Lender of a pledge and security agreement in form reasonably satisfactory to Lender.

Funds held in the Replacement Reserve Escrow Account are solely for the protection of Lender and entail no responsibility on Lender's part beyond the payment of the respective items for which they are held following receipt of bills, invoices or statements therefor in accordance with the terms hereof and beyond the allowing of due credit for the sums actually received. Upon assignment of the Loan by Lender, any funds in the Replacement Reserve Escrow Account shall be turned over to the assignee and any responsibility of Lender, as assignor, with respect thereto shall terminate.

(k)         Management of the CCRC Property. The management of the CCRC Property shall be by either: (i) Borrower or an entity affiliated with Borrower approved by Lender for so long as Borrower or said affiliated entity is managing the CCRC Property in a first class manner; or (ii) a professional property management company approved by Lender. Such management by an affiliated entity or a professional property management company shall be pursuant to a written agreement approved by Lender. Any management agreement shall provide for a maximum allowable management fee of 5% of gross revenues. In no event shall any manager be removed or replaced or the terms of any management agreement modified or amended without the prior written consent of Lender. After an Event of Default or a default under any management agreement then in effect, which default is not cured within any applicable grace or cure period, Lender shall have the right to terminate, or to direct Borrower to terminate, such management agreement upon 30 days' notice and to retain, or to direct Borrower to retain, a new management agent approved by Lender. It shall be a condition of Lender's consent to any management agreement, whether with an affiliate of Borrower or otherwise, that such manager enter into an agreement with Lender whereby the manager acknowledges and agrees to the aforesaid rights of Lender and as to such other matters as Lender may reasonably require.

(l)         Net Operating Income Test. Subject to the cure rights set forth below, it shall be an immediate Event of Default if the Net Operating Income is less than $1,000,000, to be tested as of the end of each calendar quarter. Borrower may cure a default under this Section 3.1(n) upon payment to the Lender, within 45 days of the end of the calendar quarter upon which the default occurs, of (i) in the case of the first such default, (x) $100,000, which amount shall be applied to reduce the outstanding principal balance of the Note (as defined in the Security Instrument), in such order as Lender shall determine, and (y) $10,000, which amount shall be paid to Lender as a waiver fee and shall not be applied to payment of the Note, and (ii) in the case of the second such default, (x) $500,000, which amount shall be applied to reduce the outstanding principal balance of the Note (as defined in the Security Instrument), in such order as Lender shall determine, and (ii) $20,000, which amount shall be paid to Lender as a waiver fee and shall not be applied to payment of the Note. No cure shall be available in the case of the third such default. Borrower will provide Lender with satisfactory evidence confirming compliance with the provisions of this Section 3.1(n) within forty-five (45) days after the close of each calendar quarter in the form of the Compliance Certificate attached hereto as Schedule I. No Make-Whole Breakage Amount shall be due on account of the payments under this Section 3.1(l).

(m)         State Mandated Reserve Account. Borrower shall maintain with Lender at all times while the Loan is outstanding, the State of Pennsylvania mandated reserve account (the “State Mandated Reserve Account”) for the CCRC Property.

(n)         Entrance Fees. Until applied to payment of the Note, all Entrance Fees will be deposited with Lender. At such time as the laws of the State of Pennsylvania permit Borrower to "break escrow" with respect to an Entrance Fee, the Entrance Fee will be applied by Borrower to the payment of the Note, without penalty or premium.

(o)         Transfer of License. Borrower shall apply to the State of Pennsylvania to transfer the current Certificate of Licensure, issued by the Pennsylvania Department of Health, from ARC Brandywine GP, LLC, the current license holder, to Borrower and shall provide Lender a copy of the new license upon issuance, but in any case, no later than June 30, 2006. Such transfer shall not require the consent of Lender.

3.2.        Negative Covenants of the Borrower. The Borrower agrees as follows:

(a)        Licenses. The Borrower will not allow any breach, withdrawal, rating reduction, restriction, suspension, probation, failure to renew, cancellation, rescission, termination, lapse or forfeiture of any License, permit, right, franchise or privilege materially necessary for the ownership or operation of the CCRC Property for the purposes for which the CCRC Property is intended.

(b)         Agreements. The Borrower will not allow any breach, withdrawal, restriction, suspension, probation, failure to renew, cancellation, rescission, termination, lapse, alteration, forfeiture or modification of any material Operating Agreements and Management Contracts.

(c)          Participation Agreements. Neither the Borrower nor any Property Related Persons will be a party to a Participation Agreement with respect to the CCRC Property.

(d)         Amendments; Terminations. The Borrower will not amend or terminate or agree to amend or terminate any material License or consent to a waiver of, or waive, any material provisions thereof or amend or terminate or agree to amend or terminate, any material Operating Agreements and Management Contracts.

EVENTS OF DEFAULT

4.1.        Events of Default. Each of the following shall be an Event of Default under the Loan Agreement:

(a)         Any involuntary, imposed, required, actual, threatened or pending revocation, suspension, termination, probation, restriction, limitation, forfeiture or refusal to renew, any License necessary or material to the operation of the CCRC Property.

(b)         If the United States Department of Health and Human Services, Office of the Inspector General, or any federal, state or local Agency brings a claim, demand or cause of action against a Property Related Person or any shareholders, partners, members, directors, officers, employees or agents of a Property Related Person for violation of Section 1128A, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7c and 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), or the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801 et seq.).

(c)          The occurrence of a default under Section 3.1(l) of this Healthcare Rider that is not cured pursuant to the terms set forth in such Section.

(e)         The occurrence of a default under the Pledge Agreement or Security Agreement which remains uncured after any applicable notice and cure periods.

SCHEDULE I

COMPLIANCE CERTIFICATE
Quarterly Net Operating Income Test

Guaranty Bank
8333 Douglas Avenue, Suite 1100
Dallas, TX 75225
Attn: Healthcare Finance Lending Division

RE:	Loan Agreement dated December ___, 2005 (the “Agreement”), by and between ARC Brandywine, L.P. (the “Borrower”), and Guaranty Bank

The undersigned officer of Borrower does hereby certify, to the best of his knowledge and belief, that for the calendar quarter ending ____________, 20___(the “Calendar Quarter”):

1.        No Event of Default has occurred or exists except ____________________ ___________________________________________.

2.        The CCRC Property quarterly Net Operating Income was:

Required:	$1,000,000
Actual:	$__________

3.        The financial statements of Borrower and the CCRC Property and the rent roll/census attached hereto are true and correct. Copies of the financial statements of Guarantor are attached.

4.        Attached hereto are copies of all matters with respect to which Borrower is required to give Lender notice under Section 3.1(d) of the Healthcare Rider to the Loan Agreement.

5.        Capitalized terms not defined herein shall have the meanings given to such terms in the Agreement.

6.        The manner of calculation of the above is attached.

ARC BRANDYWINE, L.P., a Delaware limited partnership

By:	ARC Brandywine GP, LLC, a Tennessee limited liability company, its general partner

By:
Name:
Title:

EXHIBIT D

LEGAL DESCRIPTION

CCRC PROPERTY

PREMISES A

ALL THAT CERTAIN LOT OR PIECE OF GROUND SITUATE IN WEST BRANDYWINE TOWNSHIP, CHESTER COUNTY, PENNSYLVANIA, BOUNDED AND DESCRIBED ACCORDING TO ALTA/ASCM LAND TITLE SURVEY FOR FREEDOM VILLAGE AT BRANDYWINE, PREPARED BY EDWARD B. WALSH AND ASSOCIATES, INC., 125 DOWLIN FORGE ROAD, LIONVILLE PROFESSIONAL CENTER, EXTON, PA, DATED MAY 16, 2005, AS FOLLOWS:

BEGINNING AT A SPIKE ON THE TITLE LINE IN THE BED OF CALN MEETINGHOUSE ROAD (T-413), A CORNER OF LANDS NOW OR FORMERLY OF WILLIAM F. HAMMELL AND DIANE H. HAMMELL, HIS WIFE; THENCE EXTENDING ALONG SAID TITLE LINE IN THE BED OF SAID ROAD THE SIX (6) FOLLOWING COURSES AND DISTANCES: (1) SOUTH 83 DEGREES 00 MINUTES 14 SECONDS EAST 101.67 FEET TO A PK NAIL; (2) SOUTH 81 DEGREES 46 MINUTES 14 SECONDS EAST 160.73 FEET TO A PK NAIL: (3) SOUTH 72 DEGREES 08 MINUTES 14 SECONDS EAST 180.25 FEET TO A PK NAIL; (4) SOUTH 70 DEGREES 14 MINUTES 14 SECONDS EAST 179.80 FEET TO A PK NAIL; (5) SOUTH 69 DEGREES 21 MINUTES 14 SECONDS EAST 295.20 FEET TO A PK NAIL; (6) SOUTH 71 DEGREES 03 MINUTES 57 SECONDS EAST 431.61 FEET TO A SPIKE ON THE LINE DIVIDING EAST BRANDYWINE AND WEST BRANDYWINE TOWNSHIPS; THENCE EXTENDING THE ALONG SAME, CROSSING THE SOUTHERLY SIDE OF CALN MEETINGHOUSE ROAD AND ALONG LANDS NOW OR FORMERLY OF KEVIN AND LYNNE M. SASKA AND JEFFREY S. CHAMBERLAIN, RESPECTIVELY, SOUTH 00 DEGREES 21 MINUTES 14 SECONDS WEST 609.79 FEET, TO A REBAR IN THE NORTH LINE OF LANDS NOW OR FORMERLY OF WILLIAM F. HAMMELL AND DIANE H. HAMMELL; THENCE EXTENDING ALONG SAID LANDS THE THREE (3) FOLLOWING COURSES AND DISTANCES: (1) LEAVING THE TOWNSHIP DIVIDING LINE, SOUTH 85 DEGREES 10 MINUTES 24 SECONDS WEST 15.86 FEET TO A REBAR; (2) SOUTH 04 DEGREES 49 MINUTES 36 SECONDS EAST 174.90 FEET TO AN IRON PIN; (3) SOUTH 85 DEGREES 11 MINUTES 30 SECONDS WEST 1161.31 FEET TO A CORNER OF LANDS NOW OR FORMERLY OF COATESVILLE HOSPITAL CORPORATION; THENCE EXTENDING ALONG SAME, ALONG LANDS OF PREMISES "B" - TRACT I (AS SHOWN ON SAID PLAN), AND ALONG LANDS NOW OR FORMERLY OF WILLIAM F. AND DIANE H. HAMMELL, NORTH 05 DEGREES 30 MINUTES 14 SECONDS WEST, CROSSING A DRAINAGE EASEMENT AND RECROSSING THE SOUTHERLY SIDE OF CALN MEETINGHOUSE ROAD, 1284.26 FEET TO THE FIRST MENTIONED POINT AND PLACE OF BEGINNING. CONTAINING: 29.368 ACRES OF LAND, BE THE SAME MORE OR LESS.

PREMISES B

ALL THOSE CERTAIN LOTS OR PIECES OF GROUND SITUATE IN WEST BRANDYWINE TOWNSHIP, CHESTER COUNTY, PENNSYLVANIA, BOUNDED AND DESCRIBED ACCORDING TO AN ALTA/ASCM LAND TITLE SURVEY FOR FREEDOM VILLAGE AT BRANDYWINE, PREPARED BY EDWARD B. WALSH AND ASSOCIATES, INC.,125 DOWLIN FORGE ROAD, LIONVILLE PROFESSIONAL CENTER, EXTON, PA, DATED MAY 16, 2005, AS FOLLOWS:

TRACT I

BEGINNING AT A MAG NAIL SET ON THE TITLE LINE IN THE BED OF REECEVILLE ROAD (S.R. 4005), THE SOUTHWESTERLY CORNER OF LANDS NOW OR FORMERLY OF JOHN AND MARY J. MAX; THENCE EXTENDING ALONG SAID LANDS AND CROSSING THE EASTERLY SIDE OF SAID ROAD, ALONG THE SOUTHERLY SIDE OF A SIGN/GRADING EASEMENT, NORTH 84 DEGREES 48 MINUTES 04 SECONDS EAST CROSSING A MONUMENT AT 30.14 FEET, A TOTAL DISTANCE OF 240.05 FEET TO A POINT 0.60' SOUTHWEST OF A MONUMENT FOUND, A CORNER OF LANDS NOW OR FORMERLY OF WILLIAM F. HAMMELL AND DIANE H. HAMMELL; THENCE EXTENDING ALONG SAME, CROSSING A 20 FOOT WIDE WATER EASEMENT, NORTH 84 DEGREES 46 MINUTES 59 SECONDS EAST 509.84 FEET TO A REBAR SET IN THE WEST LINE OF PREMISES A, HEREINABOVE DESCRIBED; THENCE EXTENDING ALONG SAID LANDS, SOUTH 05 DEGREES 30 MINUTES 14 SECONDS EAST 60.00 FEET TO A REBAR SET, A CORNER OF LANDS NOW OR LATE OF COATESVILLE HOSPITAL CORPORATION; THENCE EXTENDING ALONG SAID LANDS, THE FOLLOWING TWO (2) COURSES AND DISTANCES: (1) RECROSSING SAID WATER EASEMENT, SOUTH 84 DEGREES 46 MINUTES 59 SECONDS WEST 512.44 FEET TO AN IRON PIN; (2) ALONG THE NORTHERLY SIDE OF A SIGN/GRADING EASEMENT, SOUTH 84 DEGREES 48 MINUTES 04 SECONDS WEST, CROSSING OVER A MAG NAIL SET ON THE EASTERLY SIDE OF PREMISES B - TRACT II HEREINBELOW DESCRIBED, ALONG THE NORTHERLY LINE OF THE SAME, CROSSING OVER ANOTHER MAG NAIL SET ON THE EASTERLY SIDE OF SAID REECEVILLE ROAD, 239.05 FEET TO A MAG NAIL SET ON THE TITLE LINE IN THE BED OF SAID ROAD; THENCE EXTENDING ALONG SAME, NORTH 03 DEGREES 58 MINUTES 08 SECONDS WEST 60.01 FEET TO THE FIRST MENTIONED POINT AND PLACE OF BEGINNING.

CONTAINING: 1.034 ACRES OF LAND, BE THE SAME MORE OR LESS.

TRACT II

BEGINNING AT A MAG NAIL SET ON THE EASTERN LEGAL RIGHT-OF-WAY LINE OF REECEVILLE ROAD (S.R. 4005), 40 FEET WIDE AND ON THE SOUTH LINE OF TRACT I, HEREINABOVE DESCRIBED; THENCE FROM SAID POINT OF BEGINNING, ALONG TRACT I, NORTH 84 DEGREES 48 MINUTES 04 SECONDS EAST 10.00 FEET TO A MAG NAIL SET; THENCE LEAVING SAID LINE OF TRACT I, ALONG LANDS NOW OR LATE OF WILLIAM D. AND MARY R. HUTTINGER, THE FOLLOWING TWO (2) COURSES AND DISTANCES: (1) IN A SOUTHERLY DIRECTION, SOUTH 03 DEGREES 58 MINUTES 08 SECONDS EAST 250.00 FEET TO AN IRON PIN; (2) SOUTH 84 DEGREES 48 MINUTES 04 SECONDS WEST 10.00 FEET TO A POINT ON THE EASTERN LEGAL RIGHT-OF-WAY LINE OF REECEVILLE ROAD (S.R. 4005) 40 FEET

WIDE; THENCE CONTINUING ALONG SAID RIGHT-OF-WAY LINE IN A NORTHERN DIRECTION, NORTH 03 DEGREES 58 MINUTES 08 SECONDS WEST250.00 FEET TO THE POINT AND PLACE OF BEGINNING.

CONTAINING: 2,500 SQUARE FEET OF LAND, BE THE SAME MORE OR LESS.

BEING: CHESTER COUNTY TAX PARCEL 29-7-172

EXCEPTING THEREOUT AND THEREFROM: ALL THOSE LIFE ESTATE INTERESTS CONVEYED IN CONDOMINIUM UNITS (FREEDOM VILLAGE AT BRANDYWINE, A CONDOMINIUM) IN VARIOUS DEEDS OUT OF FREEDOM VILLAGEAT BRANDYWINE LIMITED PARTNERSHIP (DECLARANT).

EXHIBIT E

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